                                                                Exhibit 10(p)

                                  Dated 18 July 1997





                            Agreement for Sale of Business


                               ICI AUSTRALIA LIMITED
                                 (ACN 004 145 868)
                                      ("ICI")
                          ICI AUSTRALIA OPERATIONS PTY LTD
                                  (ACN 004117 828)
                                     ("Vendor")
                         AEP INDUSTRIES (AUSTRALIA) PTY LTD
                                 (ACN 075 939 614)
                                   ("Purchaser")











                              Mallesons Stephen Jaques
                                     Solicitors
                               Level 28, Rialto North
                                 525 Collins Street
                                 Melbourne Vic 3000
                                   Ref:  RHB:JMH
                                  MELCORP/0093694

                           AGREEMENT FOR SALE OF BUSINESS

                                 TABLE OF CONTENTS


                                                                            Page
                                                                            ----
1.   Interpretation........................................................  -1-

2.   Sale and purchase of Assets...........................................  -8-

3.   Purchase Price........................................................  -8-

4.   Completion............................................................  -9-

5.   Stocktake............................................................. -10-

6.   Payment of the Purchase Price......................................... -11-

7.   Apportionment......................................................... -12-

8.   Conduct of Business Pending Completion................................ -12-

9.   Risk and insurance.................................................... -12-

10.  Equipment Leases...................................................... -12-

11.  Employees............................................................. -13-

12.  Superannuation........................................................ -15-

13.  Contracts and Intellectual Property Licenses.......................... -15-

14.  Liabilities........................................................... -16-

15.  Debtors............................................................... -16-

16.  Customers............................................................. -16-

17.  Warranties, Representations and Indemnities........................... -17-

19.  Removal of Equipment of Ammonia Filling Facility...................... -20-

20.  Environmental......................................................... -22-
     Acknowledgment........................................................ -22-
     Development........................................................... -22-
     Planning Committee.................................................... -22-
     Safety Management..................................................... -24-
     Independent Expert.................................................... -25-
     Notification to EPA................................................... -27-
     License............................................................... -27-
     Definitions........................................................... -27-
     Non Merger............................................................ -29-

21.  Costs and Stamp Duty.................................................. -29-

22.  Non-Competition....................................................... -29-

23.  Notices............................................................... -30-

24.  Access to the Business................................................ -31-

25.  Assignment............................................................ -31-

26.  Miscellaneous......................................................... -31-
     Exercise of Rights.................................................... -31-
     Waiver and Variation.................................................. -31-
     Approvals and consent................................................. -32-
     Remedies cumulative................................................... -32-
     No merger............................................................. -32-
     Survival of indemnities............................................... -32-
     Enforcement of indemnities............................................ -32-
     Further assurances.................................................... -32-
     Publicity............................................................. -32-
     Entire agreement...................................................... -33-
     Severability.......................................................... -33-
     Time of the essence................................................... -33-
27.  Governing law, jurisdiction and service of process.................... -33-

Appendix  Warranties, Representations and Indemnities...................... -34-

Schedule 1     Business Premises........................................... -41-
Schedule 2     List of Key Plant and Equipment
Schedule 3     Statutory Licences
Schedule 4     Particulars of Registered and Unregistered Intellectual Property
Schedule 5     Employees
Schedule 6     Particulars of Key Contracts
Schedule 7     Particulars of Equipment Leases

Schedule 8     Particulars of Mortgages etc
Schedule 9     Liabilities
Schedule 10    Actuary's Leffer
Schedule 11    Terms of Purchaser's Offer to Employees
Schedule 12    ICI Roundel
Schedule 13    Escluded Assets
Annexure A     Accounts
Annexure B     Developed Areas (clause 20.2)
Annexure C     The Devdopment (clause 20.2)
Annexure D      Disclosure Letter

                            Agreement for Sale of Business


Date:          18 July 1997

Parties: ICI AUSTRALIA LIMITED (ACN 004 145 868) having its registered office at 1 Nicholson Street, Melbourne, Victoria ("ICI") ICI AUSTRALIA OPERATIONS PTY LTD (ACN 004 117 828) having its registered office at 1 Nicholson Street, Melbourne, Victoria ("Vendor")
          AEP INDUSTRIES (AUSTRALIA) PTY LTD (ACN 075 939 614) having its registered office at 162 Garnet Road, Kirrawee, New South Wales ("Purchaser")

Recitals: A.   The Vendor carries on the business of the manufacture and sale of
               VisQueen polyethylene blown film.

          B. The Vendor has agreed to sell or procure the sale and the Purchaser has agreed to purchase the assets of the business on the following terms.

Operative provisions:

     1.   Interpretation

          1.1 The following words have these meanings in this agreement unless the contrary intention appears.

               Accounts means the unaudited management accounts of the Business prepared for internal information purposes for the years ending 30 September 1995 and 1996 and for the seven months ending 30 April 1997, a copy of each of which is attached at annexure A.

               Actuary's Letter means the letter dated 17 July 1997 from the Vendor's Actuary, a copy of which is attached at Schedule 10.

               Ammonia Business means the business of the manufacture and sale of ammonia carried on by the Vendor from the Business Site any time prior to the Completion Date.

               Ammonia Filling Facility means the ammonia filling facility currently located on the Business Site.

               Assets means the following assets:

               (a)  Goodwill;

               (b)  Plant and Equipment;

               (c)  Stock;

               (d)  Intellectual Property Rights;

               (e)  Equipment Leases;

               (f)  Statutory Licenses;

               (g)  Contracts;

               (h)  Records; and

               (i) all other property and assets of the Vendor connected with the Business except the Excluded Assets.

               Book Debts means trade debts and other receivables owed to the Vendor in respect of the Business on the Completion Date and notes and securities for them then held by the Vendor.

               Business means the business of the manufacture and sale of VisQueen polyethylene blown film presently carried on by the Vendor from the Business Premises.

               Business Day means a day on which trading banks are open for general banking business in Melbourne, Victoria.

               Business Names means the registered and unregistered business names specified in schedule 4 and all associated goodwill.

               Business Premises means the property described in schedule 1 together with all buildings, fixtures and other improvements.

               Business Site means the land upon which the Business is conducted at Chester Hill, New South Wales.

               Completion means settlement of the sale and purchase of the Assets in accordance with clause 5 and Complete has a corresponding meaning.

               Completion Date means 31 July 1997 or any other date agreed by the Vendor and the Purchaser.

               Completion Time means 12.00 am midnight on the Completion Date.

               Confidential Information means all trade secrets and all financial, marketing and technical information, ideas, concepts, knowhow, technology, processes and knowledge which is confidential or of a sensitive nature, but excludes that which is in the public domain (except arising on breach of an obligation of confidence by the Vendor after the Completion Time).

               Contracts means the contracts and commitments entered into by the Vendor in the ordinary course of conducting the Business:

               (a) before the date of this agreement (including those described in schedule 6 ); and

               (b)  between the date of this agreement and the Completion Date,

               which are not fully performed as at the Completion Date.

               Disclosure Letter means the letter provided by the Vendor to the Purchaser before the date of this Agreement, a copy of which is attached at annexure D.

               Dollars and $ means the lawful currency of Australia.

               Due Diligence Material means all the written material provided by the Vendor to the Purchaser in connection with the acquisition of the Assets, including written material provided to the Purchaser as part of its due diligence enquiries.

               Employees means the employees of the Vendor in relation to the Business as at the Completion Date but excluding the Excluded Employees.

               Environmental Review means the report prepared by Woodward Clyde in relation to the Business Site, a copy of which has been provided to the Purchaser.

               Equipment Leases means those leases of, and agreements to hire, equipment (including 5 motor vehicles) used in connection with the Business held by the Vendor as described in schedule 7.

               Excluded Assets means:

               (a) land and buildings connected with the Business (including the Business Premises);

               (b)  cash at bank, on deposit or on hand;

               (c) insurance policies owned by the Vendor and the benefit of any claims under them;

               (d)  money owed by trade debtors, and other receivables;

               (e) the assets owned by the Vendor and used in the Business or located on the Business Site and specified in schedule 13; and

               (f) any intellectual property rights in connector with the letters ICI and the ICI Roundel.

               Excluded Employees means the employees of the merchanted films business presently working on the Business Premises.

               Goodwill means the goodwill of the Business including, but not limited to the exclusive right of the Purchaser to represent itself as carrying on the Business as the successor to the Vendor, but excluding the goodwill comprised in the Business Names and Trade Marks.

               ICI Roundel means the ICI Roundel, a representation of which appears at schedule 12.

               Independent Valuer means the person appointed as valuer jointly by the Vendor and the Purchaser or if they do not agree on the person to be appointed within seven days of one party requesting appointment, the accountant appointed by the President of the Australian Institute of Chartered Accountants Victorian Branch at the request of either the Vendor or the Purchaser.

               Intellectual Property Licenses means all agreements under which the Vendor obtains the right to us, but not ownership of, any of the business Names or Trade Marks or any Confidential Information, patents, patent applications, discoveries, inventions, registered or unregistered designs, copyright or similar rights used in connection with the Business.

               Intellectual Property Rights means:

               (a)  the Business Names;

               (b) all Trade Marks owned by the Vendor or a Related Body Corporate in connection with the Business;

               (c) all Confidential Information owned by the Vendor in connection with the Business;

               (d) all patents, patent applications, discoveries, inventions, registered and unregistered designs, copyright and similar rights owned by the Vendor in connection with the Business; and

               (e)  the Intellectual Property Licenses,

               but shall, for the avoidance of doubt, exclude any intellectual property rights in connection with the letters ICI and the ICI Roundel.

               Leased Plant and Equipment means the subject matter of the Equipment Leases.

               Liabilities means liabilities of the Vendor connected with the Business described in schedule 9.

               Member Employees means the Transferring Employees who are members of the Vendor's Fund on the Completion Date.

               Plant and Equipment means all plant, equipment, motor vehicles' machinery, furniture fixtures and fittings owned and used by the Vendor in carrying on the Business on hand on the Completion Date (including those items specified in schedule 2) and any plant or equipment under construction and all consumables, spare parts (other than engineering spares), tools and other maintenance items, and office supplies.

               Property Agreement means the agreement for the sale and the purchase of the Business Premises dated the same date as this agreement.

               Purchase Price means the consideration for the Assets calculated in accordance with clause 3.

               Purchaser's Actuary means an actuary (or a company or firm making available the advice of an actuary) appointed by the Purchaser for the purposes of clause 12.

               Purchaser's Fund means the Borden Superannuation Fund referred to on page 14 of schedule 11.

               Records means originals or copies, in machine readable or printed form, of books, files, reports, records, correspondence' documents and other material relating to or used in connection with the Business or the Assets which is:

               (a) sales literature, market research reports, brochures and other promotional material (including printing blocks, negatives, sound tracks and associated material);

               (b)  all sales and purchasing records;

               (c)  lists of all regular suppliers and customers; and

               (d)  trading and financial records.

               Related Body Corporate of a body corporate means another body corporate which is related to the first within the meaning of section 50 of the Corporations Law.

               Statutory Licenses means all licenses, consents, rights, permits and certificates relating to any aspect of the Business issued by any governmental authority (whether Commonwealth, state or local), including the items described in schedule 3, in so far as they may be transferred to the Purchaser.

               Stock means all engineering spares and stock in trade (including raw materials' packaging and containers' work in progress and finished goods) in use or intended for use in connection with the Business as at the Completion Time' including items owned by the Vendor which are in transit to the Vendor or on consignment with any customer of the Business.

               Supply Agreement means the agreement between the Vendor and the Purchaser dated the same date as this agreement for the supply of:

               (a)  polyethylene polymer; and

               (b) rewind bags for packaging polyethylene polymer and printed roll stock.

               Trade Marks means all logos' symbols, get up, trademarks, tradenames, service marks, brand names and similar rights, whether registered or unregistered, and all associated goodwill, including those items specified in schedule 4.

               Transferring Employees means those Employees who accept the Purchaser's offer of employment made under clause 11.1.

               Transferring Members means the Member Employees who agree to the transfer of their entitlements from the Vendor's Fund to the Purchaser's

               Fund before the Member Transfer Date' except that any such person who dies or ceases to be employed by the Purchaser before the Member Transfer Date will cease to be a Transferring Member from the date of the relevant event.

               Transfer Payment Date means the date that is 7 days after the date on which the Transfer Value is calculated under clause 12.2.

               Transfer Value is the total amount to be paid by the trustees of the Vendor's Fund to the trustees of the Purchaser's Fund calculated in accordance with clause 12.

               Vendor's Actuary means the actuary (or company or firm making available the advice of an actuary) appointed in accordance with the provisions of the Vendor's Fund.

               Vendor's Fund means the ICI Australia Limited and Associated Companies Superannuation Fund established by trust deed dated 23 November 1934.

               Warranties means the warranties' representations and indemnities contained in this agreement, including clause 17.

          1.2  In this agreement unless the contrary intention appears:

               (a) a reference to a clause, schedule, annexure or appendix is a reference to a clause of or schedule, annexure or appendix to this agreement and references to this agreement include any recital, schedule, annexure or appendix;

               (b) a reference to this agreement or another instrument includes any variation or replacement of either of them;

               (c) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactrnents or replacements of any of them;

               (d)  the singular includes the plural and vice versa;

               (e) the word person includes a firm, a body corporate, an unincorporated association or an authority;

               (f) a reference to a person includes a reference to the person's executors, administrators' successors' substitutes (including, but not limited to, persons taking by novation) and assigns;

               (g) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally;

               (h) an agreement, representation or warranty on the part of two or more persons binds them jointly and severally;

               (i) if a period of time is specified and dates from a given day or the day of an act or event' it is to be calculated exclusive of that day; and

               (j) a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

          1.3 Headings are inserted for convenience and do not affect the interpretation of this agreement.

     2.   Sale and purchase of Assets

          2.1 The Vendor agrees to sell or procure the sale of and the Purchaser agrees to purchase the Assets for the Purchase Price and on the terms and conditions of this agreement with effect from the Completion Time.

          2.2 The Assets must be transferred to the Purchaser free from any mortgage, charge, lien, pledge or other encumbrance.

          2.3 This agreement is interdependent with the Supply Agreement and the Property Agreement Neither the Vendor nor the Purchaser is obliged to Complete under this agreement unless the other is ready, willing and able to complete under those other agreements on the Completion Date.

     3.   Purchase Price

          3.1  The Purchase Price for the Assets is the aggregate of:

               (a)  for Goodwill, $1

               (b)  for the Plant and Equipment, $5,699,997;

               (c) for the Stock, a sum determined in accordance with clause 6, valuing Stock at the lowest of:

                    (i) its cost (excluding indirect overhead costs) to the Vendor determined in accordance with the Accounting Standards;

                    (ii) its net realisable value; and

                    (iii)     its replacement cost;

                    Provided that the Purchaser and the Vendor shall negotiate an agreed value for finished goods Stock:

                    (A) which is damaged, redundant or obsolete which shall be determined where the cost of the relevant item of finished goods Stock is greater than its net realisable value; and

                    (B) for which there has been no sales or which has been held by the Vendor for more than 12 months;

               (d)  for the Intellectual Property Rights, $1; and

               (e) for all other property and assets of the Vendor connected with the Business except the Excluded Assets, $1.00.

          3.2 The Purchase Price does not include sales tax and the Purchaser must provide to the Vendor prior to the Completion Date its sales tax number.

     4.   Completion

          4.1 Completion of the sale and purchase of the Assets is to take place at 12 noon on the Completion Date at ICI House, 1 Nicholson Street, Melbourne, Victoria or any other time and place agreed by the Vendor and the Purchaser.

          4.2  The Vendor agrees to do the following on Completion:

               (a)  deliver to the Purchaser or its solicitors:

                    (i) executed instruments of transfer or assignment (together with all relevant documents) that are required to vest the Assets in the Purchaser;

                    (ii) all deeds and documents of title (if any) relating to the Assets;

                    (iii) assignments of each of the Intellectual Property Rights and all forms necessary to record the change of their ownership;

                    (iv) the Equipment Leases, executed assignments of them to the Purchaser and evidence of the written consent of the lessors under the Equipment Leases to the assignments;

                    (v) the Contracts, and if reasonably required by the Purchaser, an executed assignment of any of the Contracts with appropriate consent by the other party or an executed novation of any of the Contracts; and

                    (vi) completed transfer of ownership forms for each of the motor vehicles which form part of the Plant and Equipment;

               (b) deliver to the Purchaser all Records, except that if the Vendor is required by law to retain any of the documents the Vendor may deliver copies of those documents to the Purchaser if the original Record is not delivered to the Purchaser;

               (e) deliver to the Purchaser those Assets capable of transfer by delivery and permit the Purchaser to take possession of the Assets' the Leased Plant and Equipment and the Business Premises from the Completion Time; and

               (d) assist the Purchaser with the necessary forms and consents to enable the utility services provided to the Business, including those telephone or facsimile and other communication services (with the benefit of the same numbers) requested by the Purchaser to be transferred to the Purchaser with effect from the Completion Time without interruption of those services.

          4.3 The Purchaser agrees to make payment on Completion in accordance with clause 6.1 if the Vendor complies with clause 4.2.

     5.   Stocktake

          5.1 The Vendor and the Purchaser and their respective representatives agree within 10 Business Days of the Completion Date to jointly undertake a physical stocktake of the Stock as at the Completion Time and to determine the purchase price for the Stock.

          5.2 If the Vendor and the Purchaser cannot agree on the valuation of any item of Stock within 21 days of the Completion Date then either the Vendor or the Purchaser may refer the disagreement to the Independent Valuer with the request that the Independent Valuer make a decision on the disagreement as soon as practicable after receiving the reference and any submissions from the Vendor and the Purchaser. The decision of the Independent Valuer is to be conclusive and binding on the parties in the absence of manifest error. The Vendor and the Purchaser agree to pay the Independent Valuer's costs and expenses in the proportions determined by the Independent Valuer in connection with the reference. The Independent Valuer will be appointed as an expert and not as an arbitrator. The procedures for determination are to be decided by the Independent Valuer in its absolute discretion. The Independent Valuer must use the criteria set out in clause 3.1(c) for valuing any item of Stock.



          5.3 The Purchaser acknowledges and agrees that part of the Stock to be acquired pursuant to this agreement, including without limiting the generality of the foregoing packaged finished goods, will bear the name "ICI" or the ICI Roundel and further acknowledges and agrees that it will not become entitled to any rights in respect of such names and shall either obliterate or overstamp the name ICI or the ICI Roundel wherever practicable on the external surfaces of the finished goods so as to clearly identify that the finished goods are sold by the Purchaser and not the Vendor.

          5.4 All goods including finished goods and packaged finished goods, manufactured by the Purchaser after the Completion Time must not bear the name ICI or the ICI Roundel and the Purchaser indemnifies the Vendor for all liability or loss from a breach of this clause by the Purchaser.

     6.   Payment of the Purchase Price

          6.1 The Purchaser agrees to pay to the Vendor at Completion the sum of $9,660,000, being an estimate of:

               (a)  the Purchase Price for the Assets (including Stock);

                    LESS

               (b)  the reduction in cash payable in accordance with clauses
                    11.6 and 1 1.7.

          6.2 The Purchaser agrees to pay to the Vendor the balance of the Purchase Price for the Assets within 5 Business Days of the final determination of the Purchase Price' subject to the reduction in the cash payable in accordance with clauses 11.6 and 11.7. The Vendor agrees to refund to the Purchaser within that period any excess of the amount pa d under clause 6.1 over the cash component of the Purchase Price.

          6.3 Each payment referred to in clauses 6.1 and 6.2 must be made by bank cheque or by telegraphic transfer to a nominated account or otherwise in cleared funds.

     7.   Apportionment

          7.1 All expenses and outgoings normally apportioned on the purchase of a business similar to the Business will be apportioned as at the close of business on the Completion Date and the parties must make the appropriate payments within 14 days of final determination. Either the Vendor or Purchaser may refer any disagreement on apportionment to the Independent Valuer and the provisions of clause 5.2 then apply with the necessary changes.

          7.2 The parties acknowledge that the Vendor is entitled to income derived from conducting the Business before and including the Completion Time and the Purchaser is entitled to all the rights and benefits of the Business (including the income derived in connection untie the Business) from the Completion Time.

     8.   Conduct of Business Pending Completion

          Until Completion the Vendor must carry on the Business in the normal manner unless the Purchaser otherwise agrees.

     9.   Risk and insurance

          9.1 The Vendor until the Completion Time remains the owner of and bears all risks in connection with the Business and the Assets. On and from the Completion Time property in and the risk of the Business and the Assets passes to the Purchaser.

          9.2 The Vendor agrees to take out and maintain until the Completion Time insurance of the Assets covering such risks and for such amounts as would be maintained in accordance with its ordinary practice for the Business.

     10.  Equipment Leases

          10.1 The Vendor warrants that the Vendor is not currently in material breach of any of the Equipment Leases.

          10.2 The Vendor must use its reasonable endeavours:

               (a) to ensure that the Purchaser obtains the full benefit of the Equipment Leases with effect from the Completion Time; and

               (b) to obtain the consent of the other parties to any Equipment Leases reasonably specified by the Purchaser to the assignment of those

               Equipment Leases to the Purchaser or to the novation of those Equipment Leases.

               The Purchaser must assist the Vendor to obtain a novation of any of the Equipment Leases specified by the Vendor.

          10.3 From the Completion Time the Purchaser accepts responsibility for the performance of the Equipment Leases as from the Completion Time. The Vendor must hold the benefit of any Equipment Leases not assigned or novated on the Completion Date for the Purchaser and the Purchaser must properly perform the obligations of the Vendor under the Equipment Leases on its behalf.

          10.4 The Purchaser indemnifies the Vendor against any liability or loss arising under any of the Equipment Leases as a result of any act or omission of the Purchaser after the Completion Time. The Vendor indemnifies the Purchaser against any liability or loss arising under any of the Equipment Leases as a result of any act or omission of the Vendor before the Completion Time.

     11.  Employees

          11.1 In the days before the Completion Date, the Purchaser must make an offer of employment, conditional on Completion and effective from the Completion Time, consistent with the terms set out in schedule 11 and in a form agreed to by the Vendor, to each of the Employees.

          11.2 On or before the close of business on the Completion Date the Vendor must pay to each of the Transferring Employees all amounts, if any, to which that Employee is entitled by law or under any award, agreement or arrangement, on termination of employment in connection with:

               (a) wages, salary or allowances, bonuses, commission, loadings or statutory compensation;

               (b)  untaken or pro rata annual leave or sick leave; and

               (c)  untaken or pro rata long service leave,

               accrued or arising at Completion.

          11.3 The Purchaser agrees that' subject to any relevant statute or award, for the purpose of calculating any benefit arising under any statute or award or contract of employment between the Purchaser and the Transferring Employee, the period of service (including any period of service deemed by law or contract) which a Transferring Employee has had with the Vendor immediately before and continuous with the commencement of employment with the Purchaser ("Prior Service") is to be deemed service with the Purchaser and the continuity of the period of service of the Transferring Employee is to be deemed not broken because the Transferring Employee ceases to be an employee of the Vendor and becomes an employee of the Purchaser. If the Vendor has made a payment to a Transferring Employee under clause 11.2, based on Prior Service' the Purchaser's obligation to that Employee for the future benefits to which that payment relates will only be in respect of actual service with the Purchaser from the Completion Date.

          11.4 The Vendor agrees to use all reasonable endeavours to induce the Employees to accept any offer of employment made to them by the Purchaser.

          11.5 On Completion, an amount is to be determined ("Long Service Leave Amount") by adding all the sums calculated as "$ LSL" in accordance with the following formula in respect of each Transferring Employee whose Prior Service with the Vendor is more than 5 years:

                            AS
                    $ LSL = 260 x LSL Balance (days)

                    where:

                    $ LSL is the Transferring Employee's long service leave amount;

                    LSL Balance (days) is the number of working days of long service leave which have accrued to the Transferring Employee as at the Completion Date;

                    AS is the Transferring Employee's effective annual salary or wage entitlement on the Completion Date.

          11.6 In consideration of the Purchaser assuming liability for future long service leave entitlements to Transferring Employees in accordance with clause 11.3 the cash payable in accordance with clause 6.2 is to be reduced by an amount equal to 64% of the Long Service Leave Amount after multiplying the Long Service Leave Amount by 1.17.

          11.7 In consideration of the Purchaser assuming liability for future annual leave entitlements to Transferring Employees in accordance with clause 11.3 the cash payable in accordance with clause 6.2 is to be reduced by an amount equal to 64% of the amount to which the Transferring Employees to whom no payment is made for untaken or pro rata annual, leave at Completion would be entitled by law or under any award, agreement or arrangement in connection with untaken or pro rata annual leave after multiplying the amount by 1.17.

     12.  Superannuation

          12.1 With effect from the Completion Date' the Purchaser must cause the Transferring Members to be admitted to the Purchaser's Fund.

          12.2 As soon as practicable but in no event more than 5 Business Days after the Completion Date the Vendor must cause the Vendor's Actuary to make a calculation as at that date of the Transfer Value in accordance with the Actuary's Letter.

          12.3 The Vendor must use its best endeavours to cause the trustees of the Vendor's Fund to pay the Transfer Value to the trustees of the Purchaser's Fund on the Transfer Payment Date.

     13.  Contracts and Intellectual Property Licenses

          13.1 The Vendor must use its reasonable endeavours:

               (a) to ensure that the Purchaser obtains the full benefit of the Contracts and Intellectual Property Licenses with effect from the Completion Time; and

               (b) to obtain the consent of the other parties to any Contracts and Intellectual Property Licenses reasonably specified by the Purchaser to the assignment of those Contracts and Intellectual Property Licenses to the Purchaser or to the novation of those Contracts and Intellectual Property Licenses.

               The Purchaser must assist the Vendor to obtain a novation of any of the Contracts and Intellectual Property Licenses specified by the Vendor.

          13.2 From the Completion Time the Purchaser accepts responsibility for the performance of the Contracts and Intellectual Property Licenses as from the Completion Time. The Vendor must hold the benefit of any Contracts and Intellectual Property Licenses not assigned or novated on the Completion Date for the Purchaser and the Purchaser must properly perform the obligations of the Vendor under the Contracts and Intellectual Property Licenses on its behalf.

          13.3 The Purchaser indemnifies the Vendor against any liability or loss arising under any of he Contracts and Intellectual Property Licenses as a result of any act or omission of the Purchaser after the Completion Time. The Vendor indemnifies the Purchaser against any liability or loss arising under any of the Contracts and Intellectual Property Licenses as a result of any act or omission of the Vendor before the Completion Time.

     14.  Liabilities

          14.1 Subject to Completion and the terms of this agreement' and except for any liabilities of whatever nature relating to the environmental condition of the Business Site, which the Vendor and the Purchaser acknowledge are to be conclusively dealt with in clause 20, all liabilities of whatever nature in relation to the Business incurred or payable in, or otherwise referable to, the period:

               (a) up to and including the Completion Time are the responsibility of the Vendor and the Vendor indemnifies the Purchaser from and against those liabilities; and

               (b) after the Completion Time are the responsibility of the Purchaser and the Purchaser indemnifies the Vendor from and against all of those liabilities.

     15.  Debtors

          15.1 All Book Debts shall remain the property of the Vendor and shall be collected by the Vendor' including taking any legal proceedings.

          15.2 The Purchaser shall forthwith pay to the Vendor (without deduction) all amounts representing Book Debts which are paid to the Purchaser after the Completion Date.

          15.3 The Vendor must provide the Purchaser within 5 Business Days of the Completion Date with an itemized schedule of the Book Debts, showing details of each debtor's name and address.

     16.  Customers

          16.1 On or about the Completion Date the Purchaser and the Vendor jointly must, at the Purchaser's expense, send to each of the customers and suppliers of the Vendor in the Business a circular or notice announcing the sale of the Business in a form agreed with the Vendor.

          16.2 The Purchaser must not contract or engage or release or waive or do any other act for, on behalf of or in the name of the Vendor without the prior written consent of the Vendor.

          16.3 The Purchaser must not use the name of the Vendor in any advertisement or circular or stationery without the prior written copses" of the Vendor. The Purchaser must display its name on all stationery used by it in connection with the Business after the Completion Date.

     17.  Warranties, Representations and Indemnities

          17.1 The Vendor represents and warrants to the Purchaser that each of the statements set out in the appendix to this agreement is accurate. Each of the statements is to be treated as a separate representation and warranty and the interpretation of any statement made may not be restricted by reference to or inference from any other statement.

          17.2 The Vendor represents' warrants and undertakes to the Purchaser that each of the Warranties is true and correct on the date of execution of this agreement and will be true at the Completion Date as if made on and as at each of those dates, except where otherwise stated.

          17.3 Subject to any law to the contrary and except as provided in the Warranties and elsewhere in this Agreement, all terms, conditions, warranties and statements, whether express, implied, written, oral, collateral, statutory or otherwise, are excluded and the Vendor disclaims all liability in relation to these to the maximum extent permitted by law.

          17.4 Subject to the qualifications contained in the Trade Practices Act 1974 and all corresponding state and territory legislation, the Vendor's liability for breach of a condition or warranty implied by that legislation in relation to the Assets is limited to one or more of the following, as determined by the Vendor:

               (a)  the replacement of the Asset or supply of an equivalent;

               (b)  the repair of the Asset;

               (c) the payment of the cost of replacing the Asset or of acquiring an equivalent; or

               (d)  the payment of the cost of having the Asset repaired.

          17.5 The Purchaser acknowledges that, in entering into this agreement and in proceeding to Completion, the Purchaser does not rely on any statement, representation, warranty, condition or other conduct which may have been made by the Vendor, or any person purporting to act on behalf of the Vendor, except the Warranties.

          17.6 The Warranties are extinguished to the extent that a matter is disclosed in the Disclosure Letter, the Environmental Review or is disclosed in the terms, conditions, schedules or annexures of this agreement.

          17.7 If a claim is made by a person against the Purchaser which if satisfied by the Purchaser would result in a claim under the
               Warranties:

               (a) the Purchaser must immediately give notice of the claim to Vendor; and

               (b) at the expense and direction of the Vendor' the Purchaser must take such action (including legal proceedings) as the Vendor may reasonably require to avoid, dispute, defend, appeal or compromise the claim and any adjudication of it.

          17.8 If payment is made for a breach of any Warranty that relates to one or more of the Assets, the payment is to be treated as a reduction in the purchase price attributed to each relevant Asset in clause 3.1. If a Warranty does not relate to specific Asses any payment made is to be treated as a reduction in the purchase price attributed to all of the Assets. The reduction in purchase price is to be apportioned between relevant Assets in the same ratio as the Purchase Price attributed to each relevant Asset bears to the total Purchase Price attributed to all relevant Assets.

          17.9 The Purchaser may not claim for any breach of the Warranties unless full details of the claim have been given to the Vendor within 18 months from the Completion Date.

          17.10 The Purchaser may not claim for any breach of the Warranties unless the claims for breach of the Warranties are in aggregate greater than $60,000 and each individual claim is greater than $10,000.

          17.11 The aggregate liability of the Vendor in respect of all breaches of the Warranties, breaches of this Agreement and claims under any indemnity in this Agreement and any costs incurred under clause 20 shall not exceed the Purchase Price.

     18.  Transitional Arrangements and Shared Services

          18.1 The Vendor will permit the Purchaser and its representatives to access and use, at the Purchaser's risk and at the cost of supply to the Purchaser:

               (a)  the Vendor's order entry and production scheduling software
                    (PSS), VISCALL and VISPLT from the VAX System, Dial-Net access for Lotus Notes via the Noble Park server and the Router and Wide Area Network access for VAX/IBM until 31 December 1998; and

               (b) read only access until 30 September 1997 to the following programs on the Vendor's IBM mainframe:

                    (i)  TSO - QMF/DB2 tables;

                    (ii) Business systems:

                         -    FAMIS (Purchasing, Inventory)
                         -    CHEMCALL (Sales)
                         -    SHEM
                         -    MSDS
                         -    Browse;

                    (iii)     Millennium:

                         -    GL:M (General Ledger)
                         -    CP:M (Capital Projects)
                         -    FA:M (Fixed Assets).

          18.2 The Purchaser acknowledges that the VAX System is obsolete technology and that the Vendor is intending to replace this technology and shall be entitled, without any liability to the Vendor, to give the Purchaser 3 months notice that provision of all transitional services through the VAX System shall terminate.

          18.3 In the 3 month period following Completion ("Transitional Period"), the Vendor and the Purchaser agree to review the services shared by the Business and other businesses not located on the Business Premises and agree a plan ("Separation Plan") for the orderly separation or maintenance of those services.

          18.4 The Vendor and the Purchaser agree to act reasonably and in good faith in the preparation of the Separation Plan based on the principles that:

               (a) separation of services should only be required if the separate use of the shared services is reasonably necessary to the ongoing conduct of the relevant business;

               (b) the costs of separation of services are not excessive in relation to the value of services provided; and

               (c) the costs of separation are to be borne equally by the users of the shared services.

          18.5 If it is decided to maintain shared services following the Transitional Period' then the costs of any subsequent separation are to be borne by the party requesting the separation.

     19.  Removal of Equipment of Ammonia Filling Facility

          19.1 The Vendor, at its cost and to the satisfaction of the Purchaser, must remove from the Business Premises all plant and equipment related to the Ammonia Business by 31 December 1997 and the WDS canopy within a reasonable period of time including without limitation breaking up and disposing of any concrete bunding or slabs, levelling the area, conducting any environmental assessments and any required soil disposal and remediation of the site of the Ammonia Business to a standard consistent with the ongoing industrial use of the Business Site.

          19.2 The Purchaser acknowledges that the Vendor requires the use of the Ammonia Filling Facility until 30 September 1997 as a storage facility for ammonia.

          19.3 The Purchaser grants a license to the Vendor and its representatives, agents and contractors to enter and exit the Business Premises during normal business hours or as otherwise agreed with the Purchaser to enable the Vendor to use the Ammonia Filling Facility and provide any facilities or services reasonably required by the Vendor to:

               (a) load, unload and store ammonia in the storage tanks which form part of the Ammonia Filling Facility; and

               (b) store, deposit and retrieve ammonia in transportable storage bullets.

          19.4 The Purchaser must:

               (a) allow the Vendor and its representatives' agents or contractors full and free access to the Ammonia Filling Facility with all vehicles and equipment that they require at all reasonable times; and

               (b) provide any information, assistance or facilities that the Vendor and its representatives, agents or contractors reasonably require, to enable the Vendor to perform its obligations under clause
               19.1.

          19.5 The Vendor and the Purchaser agree to co-operate and act in good faith to ensure that the removal of the plant and equipment related to the Ammonia Filling Facility may be conducted with minimum interference and disruption to the Business.

          19.6 The Purchaser has no liability whatever to the Vendor under this clause 19 other than for any negligent act, matter or thing done or omitted to be done by the Purchaser or any of its employees, agents or contractors.

          19.7 The Vendor indemnifies the Purchaser from and against all costs, liabilities' expenses, losses, damages and claims incurred by or brought against the Purchaser in respect of the Vendor's use of the Ammonia Filling Facility.

          19.8 If a dispute arises between the parties in relation to the removal of the plant and equipment of the Ammonia Business, the parties must use all reasonable endeavours acting in good faith to settle the dispute as soon as practicable.

          19.9 If a party considers that a dispute is not capable of resolution between the parties then it may give notice to the other party requiring the arbitration of the dispute ("Arbitration Notice"). The Arbitration Notice must specify in reasonable detail the nature of the dispute.

          19.10 If a dispute is referred for arbitration under this clause, the parties must, by agreement, appoint an arbitrator who they consider appropriate to deal with the dispute within 5 Business Days of the giving of the Arbitration Notice.

          19.11 If the parties do not appoint an arbitrator within 5 Business Days of the giving of the Arbitration Notice, either party may request the President or Acting President of the Institute of Arbitrators to appoint an arbitrator within 5 Business Days after the request is made.

          19.12 The arbitration is to be conducted in accordance with and subject to the Commercial Arbitration Act 1984 (NSW). The parties agree to request, the arbitrator to make his determination within 20 Business Days after the dispute was submitted for arbitration. A party may be represented by a duly qualified legal practitioner or other representative. The parties agree to give any necessary consent to an appeal to the Supreme Court of New South Wales on any question of law arising in the course of the arbitration or arising out of an award.

          19.13 A party may not commence court proceedings in relation to a dispute arising in connection with this clause 19, until it has exhausted the procedures in this clause 19' unless the party seeks urgent interlocutory relief.

     20.  Environmental

          Acknowledgment

          20.1 The Purchaser acknowledges that:

               (a) it has received, considered and understands the contents of the Environmental Review;

               (b) the Purchaser understands that the Environmental Review is intended to provide information concerning the potential presence of Contaminants on the Business Site and does not constitute a comprehensive environmental audit as to the nature and extent of Contaminants on or potentially migrating from or onto the Business Site; and

               (c) the Purchaser has had the opportunity to obtain independent advice from appropriately qualified consultants in respect of the Environmental Review and the potential presence of Contaminants on or potentially migrating from or onto the Business Site and has, independently, reached its own conclusion and accepts the Contaminants potentially on, in, under or migrating from or onto the Business Site.

          Development

          20.2 The parties agree that the areas of the Business Site to be developed are as shown in Annexure B or such alternative areas of the same or substantially the same size, but such that the total area of the Business Site to be developed does not materially exceed the area shown in Annexure B ("Developed Areas') and that the development proposed in the Developed Areas is as set out in Annexure C ("the Development').

          Planning Committee

          20.3

               (a) Following Completion, the Purchaser agrees to establish a committee ("Planning Committee") to deal with all aspects of the Development from the conceptual stage through to the completion of the Development. The Purchaser and the Vendor agree that the Planning Committee must implement the Development so as to minimize the cost to the Vendor of complying with its obligations under this clause 20 ("Principle") including:

                    (i)  using the most cost effective clean up methods;

                    (ii) only remediating or disposing off-site soil in which
                         Contaminants are inconsistent with the on-going industrial use of the Business Site or which are in contravention of any Environmental Law ("Cleanup Objective");

                    (iii) using technology proven as capable of achieving the planned Cleanup Objective; and

                    (iv) competitive tendering for consultants and contractors.

               (b) The composition of the Planning Committee shall be at the discretion of the Purchaser provided that the Vendor's nominated representatives shall be a member of the Planning Committee and be entitled to attend all meetings of the Planning Committee.

               (c)  The Planning Committee shall meet as often as necessary.
                    The Vendor's nominated representatives must be given reasonable notice of all meetings of the Planning Committee.

               (d) Prior to the commencement of any development in a Developed Area, the Planning Committee must agree a plan for the sampling of the Developed Areas ("Sampling Plan") to be conducted to determine the nature and extent of Contamination in the relevant Developed Area The Purchaser acknowledges that any sampling proposed by the Planning Committee is to be undertaken by the Vendor and the results of tests conducted on the samples ("Results") shall be disclosed to the Planning Committee.

               (e) On the basis of the Results the Planning Committee shall prepare a plan for the implementation of the Development ("Implementation Plan") which must, as a minimum, outline:

                    (i) the extent and quantity of surface soils in the Developed Areas, if any, which shall be excavated or disturbed as part of the Development ("Excavated Soil");

                    (ii) all works in the Developed Areas relating to the
                         excavation and the Excavated Soils including, without limitation, the method of excavation and the storage, handling, remediation, transport and disposal of the Excavated Soil; and

                    (iii) the budgeted cost of the implementation of the Development,

                    and, once the Implementation Plan has been agreed, the Purchaser must adhere to it.

               (f) Any transportation and disposal of any Excavated Soil, which requires off-site disposal or remediation, shall be at the Vendor's cost and shall be completed in accordance with EPA requirements.

          Safety Management

          20.4

               (a) The Planning Committee shall, based on the Results, develop a Safety Management Plan ("SMP"), prior to the commencement of any works to remove the Excavated Soils from the Developed Areas. The SMP must specify appropriate handling and excavation procedures to ensure the safety of all persons exposed to or involved with the Excavated Soil.

               (b) The Purchaser shall use its best endeavours to ensure that its employees, agents and contractors involved in any works in the Developed Areas or with the Excavated Soil are made aware of the SMP and comply with its conditions at all times.

               (c) If the SMP is not being complied with either the Purchaser or the Vendor will request the cessation of all works in the Developed Areas at which time the Purchaser must ensure that:

                    (i)  all works cease immediately;

                    (ii) it takes appropriate steps to ensure on-going
                         compliance with the SMP; and

                    (iii) that the works do not recommence until compliance with the SMP is assured.

          Independent Expert

          20.5 If the Vendor's nominated representatives and the Purchaser's representatives on the Planning Committee can not agree on a Sampling Plan, Implementation Plan or SMP, then the parties will jointly appoint an independent expert following the service of a notice of dispute by a party on the other party ("Dispute Notice"). The Dispute Notice must specify in reasonable detail the nature of the dispute. The independent expert must be an accredited environmental auditor under the Environment Protection Act 1970 (Victoria).

          20.6 If the parties can not agree on an independent expert within 5 Business Days of a party receiving a Dispute Notice, then either party may request the President or Acting President of the Environmental Management Industry Association of Australia to appoint an independent expert.

          20.7 The independent expert will be asked to determine the dispute the subject of the Dispute Notice on the basis of the Principle and the Cleanup Objective.

          20.8 The decision of the independent expert is to be conclusive and binding on the parties in the absence of manifest error. The Vendor and the Purchaser agree to pay the independent expert's costs and expenses in the proportions determined by the independent expert in connection with the reference. The independent expert will be appointed as an expert and not as an arbitrator.

               (a) Subject to clause 20.9(b) the Purchaser is liable for all costs associated with the Development in the Developed Areas;

               (b)  Subject to clause 20.9(c) the Vendor is liable for:

                    (i) the costs of its employees in relation to their involvement in the co-ordination and supervision of all works involving the Development and the Excavated Soil;

                    (ii) the costs of consultants and contractors necessarily
                         engaged in the performance of its obligations under this clause 20;

                    (iii) the costs associated with the transport, remediation or disposal of the Excavated Soil pursuant to clause 20.3(f);

                    (iv) any incremental increase in the Purchaser's costs for the Development in the Developed Areas which the Purchaser can reasonably establish are directly attributable to the existence of Contamination in surface soils in those areas; and

                    (v) the costs of the Purchaser complying with any direction served on the Purchaser by the EPA under section 35 of the Environmental Hazardous Chemicals Act 1985 requiring the taking of prescribed remedial action in respect of any Contamination on the Business Site where:

                         (A) the Contamination was caused by the Vendor prior to the Completion Date; and

                         (B) the prescribed remedial action specified in the direction is required to be carried out as a result of the Development.

               (c)  The Vendor's liability pursuant to clause 20.9(b):

                    (i) is limited to a period of 3 years after the Completion Date;

                    (ii) does not include any indirect or consequential loss
                         suffered or incurred by the Purchaser due either wholly or in part to the existence of Contamination in the Developed Areas, including, without limitation, loss of profits;

                    (iii) does not include any liability or loss whatsoever in relation to any delay to the Development due either wholly or in part to the existence of Contamination in the Developed Areas or the exercise by the Vendor of its rights or performance by the Vendor of its obligations under this agreement;

                    (iv) shall, in relation to clauses 20.9(b)(ii),
                         20.9(b)(iii), 20.9(b)(iv) and 20.9(b)(v), be capped at
                         a total amount of $500,000.

               (d) Subject to the other provisions of this clause 20.9, the Purchaser agrees that:

                    (i) it shall not itself or through others make any claim against the Vendor or any of its Related Bodies Corporate as a result of any costs, liability, expenses, losses or damages that it may incur or suffer arising directly or indirectly from the existence of Contaminants on, in under or migrating from or onto the Business Site;

                    (ii) it shall fully indemnify and keep indemnified and hold the Vendor harmless without deduction, from and against any and all costs, liabilities, expenses, losses, damages and claims incurred by, or brought against the Vendor or any of its subsidiaries or related bodies corporate by any other person, in respect of the existence of Contaminants on, in, under or migrating from or onto the Business Site including, without limitation, any costs associated with compliance with any notice or direction issued by any governmental authority in respect of those Contaminants; and

                    (iii) if it sells or transfers the Business Site, or any part of it, to a third patty or a Related Body Corporate, it shall obtain from the purchaser or transferee indemnities in its favour in the form set out in clause 20.9(d)(i) and 20.9(d)(ii) without modification or variation.
          Notification to EPA

          20.10 If pursuant to an Environmental Law, whether existing at the date of this agreement or enacted subsequently, the Purchaser is required to notify the EPA of the fact that the Business Site may be Contaminated or to provide reports on the condition of the Business Site, it shall discuss the notification details with the Vendor and they shall first agree in good faith an approach which satisfies Environmental Laws but is also in the interests of both parties.

          License

          20.11 The Purchaser grants the Vendor and its employees, representatives, agents or contractors a license to access the Business Premises at all reasonable times with all vehicles and equipment that they require in the exercise of the rights or the performance of the obligations of the Vendor under this clause 20.

          Definitions

          20.12 For the purposes of this clause 20, the following words shall have the following meanings:

               "Contaminant" means a solid, liquid, gas, odour, heat, sound, vibration, radiation or substance, or property of any substance, which makes or may make the Business Site:

               (a) unsafe, unfit or harmful for habitation or occupation by any person or animal or cause damage to the Business Site;

               (b)  fail to comply with an Environmental Law; or

               (c) is such that it does not satisfy the contamination criteria or standards published, or adopted, by the EPA, as evidencing the need for a contamination assessment (as amended from time to time). As at the Completion Date' those criteria are contained in the Australian and New Zealand Guidelines for the Assessment and Management of Contaminated Sites, published by ANZECC in January 1992; and

               the words "Contaminated" and "Contamination" shall have the same meaning.

               "Environment" includes the meaning given to that word in any legislation which has force in New South Wales, from time to time.

               "Environmental Law" means a Law whether existing at the date of this agreement or not, regulating or otherwise relating to the environment current at the date of this agreement, including without limitation, any law relating to land use, planning, pollution of air or water, soil or ground water contamination, chemicals, asbestos, waste use and storage of dangerous goods or to any other aspect of protection of the environment or person or property.

               "EPA" means the New South Wales Environment Protection Authority.

               "Law" includes any statute, legislation, law, regulation, by-law, determination of any government authority, statutory instrument or otherwise, including without limitation, any development consent granted under Part 4 of the Environmental Planning and Assessment Act 1979 ("EPA Act"), any approval under Part 5 of the EPA Act or any approval or order issued or made under the Local Government Act 1993.

               "Vendor" means, jointly and severally, ICI and ICI Australia Operations Pty Ltd.

          Non Merger

          20.13 This clause 20 shall not merge on Completion but shall continue to have full force and effect.

     21.  Costs and Stamp Duty

          21.1 The Vendor and the Purchaser agree' except as provided in clause 21.2, respectively to bear their own legal and other costs and expenses of and incidental to the preparation' execution and completion of this agreement and of other related documentation.

          21.2 The Purchaser agrees to bear all stamp duty payable or assessed in relation to this agreement and the transfer of the Assets to the Purchaser.

     22.   Non-Competition

          22.1 The Vendor undertakes to the Purchaser that it will not:

               (a) for a period of 5 years from the Completion Date' be engaged or involved in any capacity in any business or activity which is the same as or similar to the Business or any material part of it throughout Australia and New Zealand or sell products manufactured by the Business as at the Completion Date into Australia or New Zealand. For the purposes of this clause "engaged or involved in" includes direct or indirect involvement as a principal, agent, partner, employee, shareholder, unitholder, director, trustee, beneficiary, manager, consultant, adviser or financier. This restriction applies throughout Australia and New Zealand;

               (b)  at any time after the Completion Date:

                    (i) use or disclose any of the Purchaser's Confidential Information to anyone other than the Purchaser, except as required by law; or

                    (ii) use a logo, symbol, trade mark or business name
                         substantially identical or deceptively similar to a Trade Mark or Business Name.

          22.2 The prohibitions or restrictions contained in clause 22.1 shall not apply for a period of 12 months from the Completion Date to sales of greenhouse film by the Vendor's merchanted film business.

          22.3 If any of the prohibitions or restrictions contained in clause
               22.1 is judged to go beyond what is reasonable in the circumstances and necessary to protect the Goodwill, but would be judged reasonable and necessary if any activity were deleted or a period or area were reduce' then the prohibitions or restrictions apply with that activity deleted or period or area reduced by the minimum amount necessary.

          22.4 Each of the prohibitions and restrictions in clause 22.1 has effect as a separate and severable prohibition or restriction and is to be enforced accordingly.

          22.5 Notwithstanding clause 22.1(a) the Vendor may hold in aggregate up to 5% of the shares in any public company the shares of which are quoted on Australian Stock Exchange Limited' even though that company carries on any of the activities referred to in clause
               22.1 (a).

          22.6 The Vendor acknowledges that all the prohibitions and restrictions contained in clause 22 are reasonable in the circumstances and necessary to protect the Goodwill.

     23.  Notices

          23.1 A notice, approval' consent or other communication in connection with this agreement:

               (a)  must be in writing;

               (b) must be marked for the attention of Mr. Kelvyn Doolan in respect of the Purchaser and the Company Secretary in respect of the Vendor; and

               (c) must be left at the address of the addressee' or sent by prepaid ordinary post (airmail if posted to or from a place outside Australia) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number then to that address or facsimile number.

                    The address and facsimile number of each party is:

                    Vendor
                    Address:       1 Nicholson Street
                                   Melbourne Vic 3000
                    Facsimile:     (03) 9665 7573

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


                    Purchaser
                    Address:       2 Urban Street
                                   Braeside Vic 3195
                    Facsimile:     (03) 9587 3287


          23.2 A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.

          23.3 A letter or facsimile is taken to be received:

               (a) in the case of a posted letter, on the third (seventh, if posted to or from a place outside Australia) day after posting;

               (b) in the case of facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

     24.  Access to the Business

          The Vendor must facilitate and ensure that the Purchaser, its agents, representatives' accountants and solicitors are authorized and provided with access to the Business Site' the Records and the Employees at 311 reasonable times upon reasonable notice before the Completion Date to enable the Purchaser to become familiar with the conduct of the Business.

     25.  Assignment

          A party may not assign its rights under this agreement without the consent of the other party.

     26.  Miscellaneous

          Exercise of Rights

          26.1 A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a party to exercise or delay in exercising a right, power or remedy does not prevent its exercise.

          Waiver and Variation

          26.2 A provision of or a right created under this agreement may not be:

               (a) waived except in writing signed by the party granting the waiver; or

               (b)  varied except in writing signed by the parties.

          Approvals and consent

          26.3 A party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this agreement expressly provides otherwise.

          Remedies cumulative

          26.4 The rights' powers and remedies provided in this agreement are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this agreement.

          No merger

          26.5 The Warranties in this agreement do not merge on Completion.

          Survival of indemnities

          26.6 Each indemnity in this agreement is a continuing obligation' separate and independent from the other obligations of the parties and survives termination of this agreement.

          Enforcement of indemnities

          26.7 It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity conferred by this agreement.

          Further assurances

          26.8 Each party agree, at its own expense, on the request of the other party, to do everything reasonably necessary to give effect to this agreement and the transactions contemplated by it (including the execution of documents) and to use all reasonable endeavours to cause relevant third parties to do likewise.

          Publicity

          26.9 A party may not make press or other announcements or releases relating to this agreement and the transactions the subject of this agreement without the approval of the other party to the form and manner of the announcement or release unless that announcement or release is required to be made by law or by a stock exchange.

          Entire agreement

          26.10 This agreement constitutes the entire agreement of the parties about its subject matter and any previous agreements, understandings and negotiations on that subject matter cease to have any effect.

          Severability

          26.11 If the whole or any part of a provision of this agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this agreement or is contrary to public policy.

          Time of the essence

          26.12 Time is of the essence of this agreement in respect of any date or period determined under this agreement.

     27.  Governing law, jurisdiction and service of process

          27.1 This agreement and the transactions contemplated by this agreement are governed by the law in force in New South Wales.

          27.2 Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales and courts of appeal from them for determining any dispute concerning this agreement or the transactions contemplated by this agreement. Each party waives any right it has to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

          27.3 Without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 23.

     EXECUTED as an agreement

     Appendix  Warranties, Representations and Indemnities

          Warranty 1
          (Authority)

          1.1  The Vendor:

               (a)  is incorporated in Victoria; and

               (b) has full corporate power to own the Assets and to carry on the Business.

          1.2 The Vendor has the power to enter into and perform this agreement and has obtained all necessary consents to enable it to do so.

          1.3 No order has been made for the winding-up of the Vendor and no distress, execution or other similar order or process has been levied on any of the Assets. No voluntary arrangement has been proposed or reached with any creditors of the Vendor. No receiver, receiver and manager' provisional liquidator, liquidator or other officer of the court has been appointed in relation to the Assets.

          1.4 The Vendor is the legal and beneficial owner of the Assets. There are no mortgages, pledges, liens, encumbrances, charges or other security interests over or affecting any of the Assets except as set out in schedule 9.

          Warranty 2
          (Accounts and records)

          2.1  The Accounts' as far as the Vendor is aware,

               (a) have been prepared in accordance with generally accepted accounting principles in Australia and give a correct view of the revenue and expenses of the Business on their respective dates;

               (b) except as set out in the Accounts, are not affected by any unusual, extraordinary or non-recurring items;

               (c) have been prepared in accordance with the same accounting policies, including policies in relation to the valuation of Plant and Equipment and Stock as were applied in the corresponding accounts for the previous three years; and

               (d) have not revalued upwards any Assets on their respective dates.

          2.2 Since the Accounts for period ending 30 April 1997 ("Management Accounts") were prepared:

               (a)  the Business has been carried on in the ordinary and usual
                    course               and no contracts or commitments
                    differing from those ordinarily necessitated in the conduct of the Business have been entered into or incurred;

               (b) there has been no change in the Assets' the financial condition and the profitability of the Business from that set out in the Management Accounts, except changes in the ordinary course of Business none of which individually or in aggregate have had a material adverse effect on the Business; and

               (c) none of the Assets nor the financial condition or profitability of the Business have been materially and adversely affected by any act, event or circumstance whether covered by insurance or not.

          2.3 The rate of depreciation applied to the Plant and Equipment as shown in the Accounts has been consistently applied.

          2.4 The accountable profits of the Business shown in the Accounts for the years ending 30 September 1995 and 1996 and the trend of accountable profit thereby shown have not resulted to any material extent from:

               (a)  inconsistencies in accounting principles;

               (b) the inclusion of non-recurring, extraordinary or abnormal items of income or expenditure;

               (c) transactions entered into other than on normal commercial terms;

               (d) other factors rendering the profits for all or any of those periods abnormally high or low.

          2.5 No person has given or entered into any guarantee, indemnity or letter of comfort in respect of the Business.

          2.6  The accounting records of the Business:

               (a) have been and are being fully, properly and accurately kept and completed in all material respects;

               (b) reflect the trading transactions and the financial position of the Business.

          2.7 The originals of all material Records which ought to be in the possession of the Vendor are in its possession and will be delivered to the Purchaser at Completion.

          Warranty 3
          (Plant and Equipment)

          3.1  Plant and Equipment:

               (a)  is in a good state of repair and condition given its age;

               (b)  is in good working order;

               (c) is used in and reasonably meets the requirements of the Business; and

               (d) as far as the Vendor is aware, is in a safe state of repair and condition.

          3.2  The Plant and Equipment

               (a)  is all located at the Business Site;

               (b) comprises the principal assets used by the Vendor in the Business;

               (c) each item of Plant and Equipment and Leased Plant and Equipment is in the physical possession of the Vendor; and

               (d) is the only plant and equipment required for the conduct of the Business.

          Warranty 4
          (Stock)

               Other than Stock on consignment with customers of the Business' all the Stock is in the physical possession of the Vendor.

          Warranty 5
          (Intellectual Property Rights)

          5.1 To the best of the Vendor's knowledge, the Vendor's use of the Intellectual Property Rights does not infringe, breach an obligation of confidence or wrongfully use any confidential information, trade secrets, copyright, letters patent, trade marks, trade names, designs, business names or other similar industrial, commercial or intellectual property rights of any corpora ion or person and no Claims have been asserted challenging the Vendor's use of the Intellectual Property Rights.

          5.2 Other than the license agreement between the Vendor and Colorpak Pty Ltd in relation to the VisQueen trade mark in Papua New Guinea, the Vendor has not licensed, assigned, authorized or permitted any person or corporation to use the Intellectual Property Rights or the Business Name.

          5.3  Schedule 4 is a complete and accurate list of:

               (a) all registered and unregistered business names and trade marks;

               (b)  all registered patents and designs; and

               (c) all applications for registration of patents and designs, owned by the Vendor in connection with the Business.

          Warranty 6
          (Compliance with statutory requirements)

          6.1 The Vendor has provided the Purchaser with either access to or copies of all development consents' local government approvals, licenses and authorizations required under any Environmental Law and in the possession of the Vendor.

          6.2 The Vendor warrants that it does not actually know of any continuing breach of any Environmental Law in respect of the use of the Business Site and the Assets for the purpose of the Business, as at the date of execution of this agreement.

          6.3 Other than in relation to any Environmental Law and as far as the Vendor is aware, the use of the Business Site for the carrying on of the Business does not breach any applicable law, statute, ordinance, rule, regulation, by-law, planning scheme, development consent, order' permit or determination of any governmental authority.

          Warranty 7
          (Equipment Leases)

          7.1 The Equipment Leases constitute all the lease and hire purchase agreements used in the Business.

          7.2  With respect to each Equipment Lease:

               (a) the Vendor has received no notice of any breach of the Equipment Leases;

               (b)  as far as the Vendor is aware, it is valid and subsisting;
                    and

               (c)  it has not been amended or modified.

          Warranty 8
          (Employees)

          8.1  In respect of each Employee:

               (a) the details of that Employee's salary, bonus and other benefits and other material terms of employment listed in
                    Schedule 5 are true and correct in all material respects;

               (b) as far as the Vendor is aware, the Vendor has complied in all material respects with all obligations imposed on it by statutes, orders, regulations, collective agreements and awards;

               (c) the Vendor has properly calculated and paid all Group Tax and Fringe Benefits Tax due before the Completion Date; and

               (e) the Vendor has made all payments in respect of occupational superannuation required under any statute or award;

          8.2 The Vendor is not involved in any industrial or trade dispute or any dispute regarding any claim with any of the Employees or with a trade union and, as far as the Vendor is aware, there are no facts or circumstances which are likely to result in such a dispute with any of the Employees.

          8.3 The Vendor's Fund is a complying fund for the purposes of the Superannuation Industry (Supervision) Act 1993 and the Income Tax Assessment Act 1936.

          Warranty 9
          (Contracts)

          9.l There are no written agreements, arrangements or understandings affecting the Assets or the carrying on of the Business that:

               (a) are material to the operation of the Business and have not been disclosed in writing to the Purchaser;

               (b) are outside the ordinary and proper course of business of the Business; and

               (c) are incapable of being fulfilled or performed on time without undue or unusual expenditure of money.

          9.2  With respect to each Contract listed in schedule 6:

               (a)  no party to the contract is in default;

               (b) the Vendor is not aware of any grounds for rescission or avoidance or repudiation of that contract.

          9.3 To the best of the knowledge, information and belief of the Vendor, no customer or supplier of the Business will cease to purchase from or sell to the Business by reason of the change in ownership of the Business.

          Warranty 10
          (Litigation)

          10.1 There is no material Claim threatened or pending against the Vendor in respect of the Business or the Assets nor is the Vendor aware of any fact' matter or circumstance likely to give rise to any Claim or Liability which could affect the ability of the Business to continue operating.

          10.2 There are no unsatisfied or outstanding judgments, orders or awards affecting The Vendor, the Business or any of the Assets or to which it is or may become a party.

          10.3 Except for debt collection proceedings instigated by the Vendor, the Vendor is not currently involved in any legal proceedings relating to the Business.

          Warranty 11
          (Insurance)

          11.1 The Vendor has maintained insurance in connection with the Business with a recognized insurer against all risks, and in those amounts, which would be maintained in accordance with ordinary business practice.

          Warranty 12
          (Material disclosure)

          12.1 The Vendor has used all reasonable endeavours to provide the Purchaser and its representatives prior to the date of this agreement with all information which would be material to a prudent intending purchaser of the Business and the Assets and as far as the Vendor is aware that information is true and correct in all material respects.

          Warranty 13
          (Stamp duties)

          13.1 All documents which are necessary to establish the tide of the Vendor to the Assets that are required to be stamped have been duly stamped.

          For the purposes of this schedule:

          "Claim" means any claim, demand, action, proceeding, litigation, investigation or judgement whether based in contract, tort' statute otherwise;

          "Liabilities" means all liabilities' losses, damages, outgoings, costs and expenses of whatever nature.

Schedule 1     Business Premises

          Business Premises

          Address:            149 Orchard Road'
                              Chester Hill and associated rail spur

          Registered plan:    Lot I Deposited Plan 700896
                              Folio identifier 1/700896

          Registered plan:    Lot 35 Deposited plan 25402
                              Volume 15191 Folio 201